Exhibit T3A.22
CERTIFICATE OF FORMATION
OF
CIT HOLDINGS, LLC
     The undersigned, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, hereby certifies as follows:

FIRST:	The name of the limited liability company is CIT Holdings, LLC

SECOND:	The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, Delaware. The name of its registered agent at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 21 day of October, 1999.

By:	/s/ Anne Beroza
Name: Anne Beroza
Title: Authorized Person